United States securities and exchange commission logo





                 April 25, 2023

       Jeffrey Harris
       Chief Executive Officer
       SpringBig Holdings, Inc.
       621 NW 53rd Street, Suite 260
       Boca Raton, Florida 33487

                                                        Re: SpringBig Holdings,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed April 20,
2023
                                                            File No. 333-271353

       Dear Jeffrey Harris:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at (202) 344-5791 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Aslam Rawoof